Exhibit 10.2

Executive Change in Control Policy

EXECUTIVE CHANGE IN CONTROL POLICY

Effective January 1, 2021

This Executive Change in Control Policy (this “Policy”) is adopted by the Board of Directors (the “Board”) of Lam Research Corporation, a Delaware corporation (the “Company”) with an effective date of January 1, 2021. It is intended to comply with ERISA and with all other applicable laws.

I.    DEFINITIONS

The following terms referred to in this Policy shall have the following meanings:

Cause. “Cause” shall mean: (1) an Executive’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the Executive a written demand for performance from the Board which describes the basis for the Board’s belief that the Executive has not substantially performed his or her duties and responsibilities and provides the Executive with thirty (30) days to take corrective action; (2) any act of personal dishonesty knowingly taken by an Executive in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in substantial financial enrichment of the Executive; (3) an Executive’s conviction of, or plea of guilty or nolo contendere to, any felony; (4) a willful and knowing act by an Executive which constitutes gross misconduct, including any act by the Executive for which the U.S. Securities & Exchange Commission has precluded the Executive from performing his or her duties; (5) a willful breach of a material confidentiality or non-compete obligation of the Executive to the Company; or (6) a willful breach by an Executive of a material provision of a Company policy or procedure (including, without limitation, any of the Company’s policies and procedures prohibiting harassment). Termination for Cause shall not be deemed to have occurred unless, by the affirmative vote of all of the members of the Board (excluding the Executive and any person who reports to the Executive, if applicable), at a meeting called and held for that purpose (after reasonable notice to the Executive and his or her counsel and after allowing the Executive and his or her counsel to be heard before the Board), a resolution is adopted finding that in the good faith opinion of such Board members the Executive was guilty of conduct set forth in (1), (2), (3), (4), (5) or (6) of this definition, specifying the particulars thereof.

Change in Control. “Change in Control” shall mean the occurrence of any of the following events:

(1)    Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any person or group as such terms is used in Rule 13d-1(b) under the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13-d-3 under said Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(2)    A change in the composition of the Board occurring within a two-year period, as a result of which sixty percent (60%) or fewer of the directors are Incumbent

Executive Change in Control Policy

Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the effective date of this Policy, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

(3)    The consummation of a merger or consolidation of the Company with any other corporation, other than through a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior hereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or the stockholders of the Company approve a plan of complete liquidation of the Company; or the consummation of a sale or disposition by the Company of all or substantially all the Company’s assets (other than to a subsidiary or subsidiaries); or

(4)    Any other event as determined by the independent members of the Board, in the sole discretion of the independent members of the Board.

Change in Control Protection Period. “Change in Control Protection Period” shall mean the period starting on the date of the initial public announcement of a Change in Control and ending on the date of the earlier of (a) the initial public announcement that the Change in Control will not occur and (b) the date that is twenty-four (24) months following the Change in Control. For purposes of clarity, the Change in Control Protection Period prior to a Change in Control applies to a Termination Date (as defined for an Involuntary Termination) that is scheduled to occur on or after the date of the initial public announcement of a Change in Control but prior to the date of such Change in Control. In addition, the Change in Control Protection Period following a Change in Control applies to a notice of the Involuntary Termination (in accordance with Section VII.2) that is given or received by the Company, as applicable, within twenty-four (24) months following the Change in Control.

Combined Programs. “Combined Programs” means any short-term or long-term variable compensation program offered by the Company to its executive officers generally (and which are currently the Annual Incentive Program and the Long-Term Incentive Program). “Combined Programs” does not include any other one-time equity or cash award. “Combined Programs” does include any guaranteed payment that is part of an annual compensation program for the Executive.

Disability. “Disability” shall mean that an Executive is unable to engage in any substantial gainful activity by reasons of any readily determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuing period of not less than twelve (12) months. A Disability must be certified by a physician approved by the Company. The date of Disability is the date on which the Disability is incurred.

ERISA. The Employee Retirement Income Security Act of 1974, as amended.

Executive Change in Control Policy

Executive. An “Executive” for the purpose of this Policy shall include only the following positions:

(1)    the Chief Executive Officer (“CEO”);

(2)    the President;

(3)    any Executive Vice President;

(4)    any Senior Vice President; and

(5)    such other individuals as are identified by the Policy Administrator.

Involuntary Termination. “Involuntary Termination” shall mean:

(1)    a material reduction in the scope of an Executive’s duties or responsibilities (other than for Cause or as a result of death or Disability) combined with (i) in the case of the CEO, the Executive’s ceasing to report directly to the board of directors of a public company, or (ii) in the case of all other Executives other than the CEO, the Executive’s ceasing to report directly to the chief executive officer of a public company;

(2)    a material reduction in an Executive’s base salary and benefits package, other than (A) a reduction in base salary which is part of, and generally consistent with, a general reduction of salaries of all executive officers of the Company and of any party acquiring control of the Company in a Change in Control, or (B) a change in the Executive’s benefits package that continues to provide the Executive with comparable benefits to those enjoyed prior to the change;

(3)    a material reduction by the Company in an Executive’s current Target Total Direct Compensation, other than: (A) any such reduction applicable to all executive officers of the Company and any party acquiring control of the Company in a Change in Control generally or (B) any such reduction resulting from a drop in the Company’s stock price. For purposes of the foregoing, Target Total Direct Compensation means current annual base salary plus current annual benefits plus current annual target amounts under the Combined Programs, and to the extent that Target Direct Compensation includes equity awards, the value of such equity shall be determined at the time of grant;

(4)    the relocation of the Company’s principal executive office to a location more than fifty (50) miles from its present location but only if the Executive is required to change his or her principal place of employment to such new location;

(5)    any termination of an Executive’s employment by or at the request of the Company other than for Cause, Disability or death;

(6)    the failure of the Company to obtain the assumption of this Policy by any successors contemplated in this Policy; or

Executive Change in Control Policy

(7)    any material breach by the Company of any material provision of this Policy;

provided, however, that:

(i)    none of the foregoing actions shall constitute Involuntary Termination if the Executive has agreed thereto; and

(ii)    except with respect to an event described in paragraph (5) above, the foregoing actions shall constitute Involuntary Termination only if and to the extent that (x) within 90 days of the occurrence of the events giving rise to an Involuntary Termination, the Executive provides written notice to the Company setting forth in reasonable detail such facts which the Executive believes constitute Involuntary Termination, and (y) any circumstances constituting Involuntary Termination remain uncured for a period of thirty (30) days following the Company’s receipt of such written notice (the “Company Cure Period”), and (z) the Termination Date occurs within one hundred and eighty (180) days following the initial existence of the event giving rise to an Involuntary Termination.

Policy Administrator. “Policy Administrator” means the Compensation and Human Resources Committee of the Board, except with respect to any provisions of the Policy pertaining to the Chief Executive Officer, in which case the independent members of the Board shall have the powers of the Policy Administrator.

Termination Date. “Termination Date” shall mean:

(1)    In the case of a Company-initiated Involuntary Termination, the last day of the notice period required under section II.2(A)(ii), or such earlier date at which the Company waives notice and pays the Executive in lieu of such notice; and

(2)     In the case of an Involuntary Termination initiated by an Executive, the last day of the notice period required under section II.2(B)(i), or such earlier date at which the Company waives notice and pays the Executive in lieu of such notice.

Notwithstanding the foregoing, in the event of an Involuntary Termination that would provide benefits as set forth in this Policy, if the Termination Date would otherwise have occurred prior to the Change in Control, the Termination Date shall take place on the date of the Change in Control so that the benefits will not accrue unless the Change in Control occurs. If more than one Termination Date may apply, then the priority provisions of Section II.3 of this Policy shall determine which Termination Date controls. All payments under this Policy will be calculated as of the applicable Termination Date unless otherwise agreed to in writing by the Company. The Company and the Executive shall take all steps necessary to ensure that any termination described in this Policy constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code (the “Code”), and notwithstanding anything to the contrary, the date on which such separation from service takes place shall be the Termination Date.

Executive Change in Control Policy

Voluntary Resignation. “Voluntary Resignation” shall mean Executive’s termination of his or her employment at any time, for any reason, by the Executive, other than by reason of Involuntary Termination, death or Disability.

II.    NATURE AND TERMINATION OF EXECUTIVE’S EMPLOYMENT

1.    At will employment. Executives are “at will” employees of the Company and either the Company or an Executive may terminate such Executive’s employment at any time, for any reason, or for no reason, with or without cause. This Policy does not guarantee employment to the Executive, it only specifies what compensation will be paid to the Company’s Executives in certain circumstances.

2.    Termination of employment. During the Change in Control Protection Period, an Executive’s employment with the Company may be terminated as follows:

(A)    By the Company.

(i)     The Company may terminate the Executive’s employment for Cause by giving the Executive thirty (30) days’ advance written notice, subject, however, to the Executive’s opportunity to cure any ongoing breach, which is capable of being cured, giving rise to the Company’s for Cause decision.

(ii)     The Company may terminate the Executive’s employment with the Company for any reason other than Cause, death or Disability, by giving the Executive ninety (90) days’ advance notice in writing. The Company may choose to pay the Executive the compensation Executive would have otherwise received during such ninety (90) day period in lieu of providing such notice. Such a termination shall be regarded as an Involuntary Termination of the Executive. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement of this Section.

(B)    By the Executive.

(i)     Involuntary Termination. The Executive may terminate his or her employment with the Company by reason of Involuntary Termination by giving the Company thirty (30) days’ advance written notice, subject, however, to the Company’s ability to cure any Involuntary Termination event during the Company Cure Period defined in this Policy.

(ii)     Voluntary Resignation. The Executive may tender his or her Voluntary Resignation by giving the Company ninety (90) days’ advance written notice, which period may be waived or reduced at the Company’s option. Executive’s Employment shall terminate at the end of the notice period or such shorter period as reduced by the Company. Any waiver or reduction of notice shall be valid only if it is made in writing or by electronic mail.

(C)    By Death. The Executive’s employment shall terminate immediately in the event of his or her death.

(D)    By Disability. The Executive’s employment shall terminate immediately in the event of his or her Disability.

Executive Change in Control Policy

3.    Priority of Rights and Obligations upon Termination. If any event leading to or permitting termination of Executive’s employment, or providing notice thereof, occurs at approximately the same time as any other termination event or during any termination notice period, and those events invoke different notice periods or different severance or other benefit arrangements, the deadlines, obligations, rights and benefits applicable to the termination event having the highest priority shall control. The priority of termination events (from highest to lowest priority) is as follows: (1) termination for Cause; (2) Voluntary Resignation; (3) Involuntary Termination; (4) Disability; and (5) death. For example, if Executive gives notice of his or her Voluntary Resignation and, before the 90 day notice period has expired, he or she is subject to an Involuntary Termination, only the rights and benefits available to him or her for Voluntary Resignation apply since the provisions governing Voluntary Resignation have a higher priority than those applicable to Involuntary Termination. Similarly, if the Executive has been subject to an Involuntary Termination and dies during the notice period, he or she shall have the rights and benefits available to his or her estate as one subject to an Involuntary Termination.

III.    EXPENSES AND COMPANY PAYMENTS

1.    Reimbursement of Business Expenses. Upon Termination for any reason, the Company shall reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive in the performance of his or her duties to the Company upon proper submission of expense reports in accordance with Company policies regarding such reimbursement. Such reimbursement obligation applies regardless of any reason for terminating Executive’s employment.

2.    Compensation Recovery. Except for the reimbursement of business expenses, any amount that is paid to the Executive by the Company under this Policy shall be subject to any applicable Company compensation recovery policy, as existing at the time of Termination of Executive’s employment.

IV. BENEFITS UPON A CHANGE IN CONTROL

1.    Except as provided in Section IV.2 below, if the Company is acquired by another entity in connection with a Change in Control and there is or will be no market for the Common Stock of the Company, the vesting of all Executive’s stock options or RSUs, that are solely service based, and which are granted prior to the Change in Control, will accelerate immediately prior to the Change in Control (and, for stock options, be immediately exercisable) if the acquiring company does not provide Executive with stock options or RSUs (as applicable) comparable to the unvested stock options and/or RSUs granted to the Executive by the Company, regardless of whether the Executive’s employment is terminated.

2.    In the event of a Change in Control, for any Market-Based Performance RSU (which is a type of RSU provided by the Company to the Executive with the number of shares paid based on the relative performance of the total stockholder return of the Company’s common stock compared to that of a designated comparison group )(“mPRSU”) or performance-based RSU (which is a performance-based RSU other than a mPRSU)(“PRSU”), awards outstanding at the time of the Change in Control, the mPRSU and/or PRSU shall be converted into a Cash

Executive Change in Control Policy

Award as determined under the terms of the mPRSU or PRSU Award Agreement1. For the avoidance of doubt, mPRSUs and PRSUs shall not receive the treatment outlined in Sections IV.1 or V.1.d of this Policy, which applies to stock options and RSUs that are solely service-based. The time of payment of the Cash Award shall be as follows:

(A)    Change in Control, Involuntary Termination. In the case of a Change in Control where the Executive’s employment terminates due to an Involuntary Termination during the Change in Control Protection Period, the Cash Award (as defined in the mPRSU/PRSU Award Agreement), shall be paid out to the Executive within sixty (60) days following the Termination Date.

(B)    Change in Control, No Termination. In the case of a Change in Control where the Executive’s employment does not terminate during the Change in Control Protection Period, the Executive shall receive the Cash Award when ordinarily paid out (under the mPRSU/PRSU Award Agreement).

3.    If a Change in Control occurs during the term of this Policy, and an Involuntary Termination of Executive’s employment occurs during the Change in Control Protection Period, then:

(A)     Within sixty (60) days following the Termination Date, the Company shall pay Executive a lump sum equal to the sum of:

(i)     A multiple of base salary (without giving effect to any salary reduction program then in effect) equal to

(a)     two (2) times annual base salary for the CEO and

(b)     one and one-half (1 1⁄2) times annual base salary for other Executives, plus

(ii)     Any unpaid reasonable and necessary business expenses incurred by the Executive in the performance of his or her duties to the Company upon proper submission of expense reports in accordance with Company policies regarding such reimbursement, plus

(iii)    the product of (x) 2.0 for the CEO and 1.5 for other Executives, and (y) an amount equal to the average of the annual short-term variable compensation program (currently the Annual Incentive Program and together with any future short-term variable compensation program, collectively hereinafter referred to as the “Short-Term Program”) payments earned by the Executive from the Company over the last five (5) years in which the Executive was employed with the Company on December 31st of such year (the “Five-Year Average Amount”)2, plus

[1]	To the extent any outstanding mPRSU or PRSU Award Agreement makes reference to “any applicable Employment or Change in Control Agreement”, such reference shall be deemed to include this Policy.
[2]

If there are fewer than five years in which the Executive was employed with the Company on December 31st of such year, then the average shall be computed based on such fewer number of years. If the Executive received a partial year Short-Term Program payment in any year included in the Five-Year Average Amount due to being a new hire, such partial year payment shall be annualized for purposes of the calculation of the Five-Year Average Amount. Any guaranteed bonus payment paid to the Executive shall be included in the calculation of the Five-Year Average Amount, unless such payment was a one-time event (such as a sign-on bonus for a new hire).

Executive Change in Control Policy

(iv)     a pro-rata amount (based on the number of full calendar months worked during the calendar year during which the Termination Date occurs) of the Five-Year Average Amount.

(B)     If at the Termination Date, payment has not been made under the Short-Term Program that was in effect during the calendar year prior to the year in which the Termination Date occurs, the Company shall pay to the Executive, not later than March 15th of the year in which the Termination Date occurs, the full amount he or she would have earned under such prior-year Program (based on the performance results achieved under such program), as if his or her employment had not been terminated.

(C)     If the Executive qualifies for participation in the Company’s Retiree Health Plan prior to the Termination Date, then the Executive will receive the benefits he or she qualifies for under the Retiree Health Plan or, if such plan has been terminated prior to the Termination Date, within sixty (60) days following the Termination Date, the Company shall pay the Executive a lump sum amount (the “Medical Plan Payment”) equal to the present value of the benefits for which the Executive qualified prior to the termination of such plan. The present value of such benefits shall be determined actuarially based on the actual cost of replacing the benefits as of the Termination Date. If the Executive does not qualify for participation in the Retiree Health Plan prior to the Termination Date, within sixty (60) days following the Termination Date, the Company shall pay in a lump sum any COBRA premiums the Executive would be required to pay for the COBRA benefits selected by Executive for twelve (12) months after the Executive’s Termination Date if Executive has provided less than twenty (20) years of service to the Company and for eighteen (18) months after Executive’s Termination Date if Executive has provided twenty (20) or more years of service to the Company. All Company 401(k) Plan benefits, Elective Deferred Compensation Plan benefits and other benefits not specifically addressed in this Policy shall be treated in accordance with the terms of such plans and benefits.

(D)     The unvested portion(s) of any stock options or Restricted Stock Units (“RSUs”), that are solely service based, which were granted to Executive prior to the Change in Control shall automatically be accelerated in full so as to become completely vested as of the Termination Date.

(i)     The Company will issue the shares underlying the RSUs within sixty (60) days of the Termination Date.

(ii)     The stock options vested under this paragraph (D) shall remain exercisable for two years following the Termination Date unless they are earlier exercised or expire pursuant to their original terms or unless they are exchanged for cash in connection with any Change in Control.

Executive Change in Control Policy

4.     In no other circumstances (such as termination due to death, Voluntary Resignation, Disability or Cause or any termination that occurs outside the Change In Control Protection Period) shall an Executive be entitled to any benefits under this Policy.

V.    SUCCESSORS

1.    Company’s Successors. The Company shall require a successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets (each a “Successor Company”) to assume the Company’s obligations under this Policy and agree expressly to perform such obligations in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession, and provide a copy of such agreement to each Executive. For all purposes under this Policy, the term “Company” shall include any Successor Company which executes and delivers an assumption agreement as anticipated in this section or which becomes bound by the terms of this Policy by operation of law.

2.    Executive’s Successors. The terms of this Policy and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

VI.    NOTICE

1.    General. Notices and all other communications contemplated by this Policy shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by Federal Express or a comparable air courier company. In the case of the Executive, notices sent by courier shall be addressed to him or her at the home address that he or she most recently communicated to the Company in writing. In the case of the Company, notices sent by courier shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Legal Officer.

2.    Notice of Termination. Any termination of an Executive by the Company for Cause, and any notice of Involuntary Termination of an Executive by the Company pursuant to section II.2(A)(2), shall be communicated by a notice to the Executive as provided above, and any termination by an Executive as a result of a Voluntary Resignation or any Involuntary Termination shall be communicated by a notice to the Company as provided above. Such notice shall indicate the specific termination provision in this Policy relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date.

VII.    CONFIDENTIALITY AND NON-COMPETE AGREEMENTS

All payments and benefits under this Policy are conditional upon Executive’s performance in all material respects of his or her confidentiality and non-compete obligations that he or she may have with the Company, including those provided for in the Company’s standard settlement and release agreement.

Executive Change in Control Policy

VIII.    CLAIMS AND APPEALS PROCEDURES

1.    Claim for Benefits. Any Executive who believes he or she is entitled to benefits under this Policy in an amount greater than the amount received may file, or have his or her duly authorized representative file, a claim with the Policy Administrator. Any such claim shall be filed in writing stating the nature of the claim, and the facts supporting the claim, the amount claimed and the name and address of the claimant. The Policy Administrator shall consider the claim and answer in writing stating whether the claim is granted or denied. The written decision shall be within 90 days of receipt of the claim by the Policy Administrator (or 180 days if additional time is needed and the claimant is notified of the extension, the reason therefor and the expected date of determination prior to commencement of the extension). If the claim is denied in whole or in part, the Executive shall be furnished with a written notice of such denial containing (i) the specific reasons for the denial, (ii) a specific reference to the Policy provisions on which the denial is based, (iii) an explanation of the Policy’s appeal procedures set forth in subsection 2 below, (iv) a description of any additional material or information which is necessary for the Executive to submit or perfect an appeal of his or her claim, and (v) an explanation of the Executive’s right to submit his or her claim to arbitration or to bring suit under ERISA following receipt of an adverse decision issued by the arbitrator.

2.    Appeal. If an Executive wishes to appeal the denial of his or her claim, the Executive or his or her duly authorized representative shall file a written notice of appeal to the Policy Administrator within 90 days of receiving notice of the claim denial. In order that the Policy Administrator may expeditiously decide such appeal, the written notice of appeal should contain (i) a statement of the ground(s) for the appeal, (ii) a specific reference to the Policy provisions on which the appeal is based, (iii) a statement of the arguments and authority (if any) supporting each ground for appeal, and (iv) any other pertinent documents or comments which the appellant desires to submit in support of the appeal. The Policy Administrator shall decide the appellant’s appeal within 60 days of its receipt of the appeal (or 120 days if additional time is needed and the claimant is notified of the extension, the reason therefore and the expected date of determination prior to commencement of the extension). The Policy Administrator’s written decision shall contain the reasons for the decision and reference to the Policy provisions on which the decision is based. If the claim is denied in whole or in part, such written decision shall also include notification of the Executive’s right to submit his or her claim to arbitration or to bring suit for benefits under Section 502(a) of ERISA following receipt of an adverse decision issued by the arbitrator, and the Executive’s right to obtain, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim for benefits.

IX.    ARBITRATION

Upon exhaustion of the claims and appeals procedures set forth in Section VIII, at the option of the Company or the Executive, any and all disputes or controversies whether of law or fact and of any nature whatsoever arising from or respecting this Policy shall be decided by arbitration under the rules of the American Arbitration Association in accordance with the rules and regulations of that Association with the exception of any claim for temporary, preliminary or permanent injunctive relief arising from or respecting the Executive’s invention assignment, confidentiality or non-compete obligations to Company which may be brought by the Company in any court of competent jurisdiction irrespective of Executive’s desire to arbitrate such a claim.

Executive Change in Control Policy

The arbitrator shall be selected as follows. In the event the Company and the Executive agree on one arbitrator, the arbitration shall be conducted by such arbitrator. If the parties cannot agree on an arbitrator, the Company and the Executive shall each select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator. The Company reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization.

Arbitration shall take place in San Jose, California, or any other location mutually agreeable to the parties. At the request of either party, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy under seal, available for the inspection only by the Company and the Executive and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in secrecy unless and until such information shall become generally known. The arbitrator, who, if more than one, shall act by majority vote, shall have the power and authority to decree any and all relief of an equitable nature including, but not limited to, such relief as a temporary restraining order, a temporary and/or permanent injunction, and shall also have the power and authority to award damages, with or without an accounting and costs, provided, that punitive damages shall not be awarded, and provided, further, that the Executive shall be entitled to reimbursement for his or her reasonable attorney’s fees to the extent he or she prevails as to the material issues in such dispute. The reimbursement of attorney’s fees shall be made promptly following delivery of an invoice therefor. The decree or judgment of an award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

In any such arbitration, the arbitrator(s) may authorize subpoenas to be issued to the parties or to third parties for the production of evidence that the arbitrator(s) deem relevant and appropriate to the scope of the arbitration.

Reasonable notice of the time and place of arbitration shall be given to all persons, other than the parties, as shall be required by law, in which case such persons or those authorized representatives shall have the right to attend and/or participate in all the arbitration hearings in such a manner as the law shall require.

X.    EXCISE TAX ON PAYMENTS

Notwithstanding anything to the contrary contained herein, in the event that any payment by the Company to or for the benefit of an Executive, whether paid or payable, would be subject to the excise tax imposed by Section 4999 of the Code or any comparable federal, state, or local excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall receive either the full severance amount or a lesser amount that does not trigger an excise tax, whichever produces a greater after-tax benefit to the Executive, as determined by the Company.

Executive Change in Control Policy

XI.    MISCELLANEOUS PROVISIONS

1.     Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Policy, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

2.     Amendment. This Policy and the documents expressly referred to herein may be altered, modified, or amended by formal action of the Policy Administrator and/or the Board, or the Policy Administrator may determine at any time that any Executive is no longer eligible to receive benefits under this Policy; provided however, that any such amendment or determination of eligibility that would adversely affect an Executive will not be applicable without such Executive’s consent until the later of (i) eighteen months following the date of such amendment or determination, or (ii) the end of the Change In Control Protection Period during which such amendment or determination occurs. No course of conduct or action shall amend the written terms of this Policy. Nothing herein affects the continued enforceability of either the Company’s Employment, Confidential Information and Invention Assignment Agreement previously executed by an Executive, or an Executive’s Indemnification Agreement with the Company. Any benefit amounts referenced as payable to an Executive pursuant to this Policy are the sole and exclusive amounts payable to the Executive for the category of benefit addressed by such amounts; provided, however, that this Policy shall not limit any right of an Executive to receive any payments or benefits under an employee benefit or employee compensation plan of the Company, initially adopted prior to or after the date hereof, which are expressly contingent thereunder upon the occurrence of a Change in Control (including, but not limited to, the acceleration of any rights or benefits thereunder).

3.     Choice of Law. The validity, interpretation, construction and performance of this Policy shall be governed by the laws of the state of California, without regard to conflicts of law provisions thereof.

4.     Severability. If any provision of this Policy is determined to be invalid or unenforceable, the Policy shall remain in full force and effect as to the remaining provisions, and the Policy Administrator shall, in its discretion, replace the invalid or unenforceable provision with one which reflects the parties’ original intent in agreeing to the invalid/unenforceable one.

5.     No Assignment of Benefits. Except as otherwise provided herein, the rights of any person to payments or benefits under this Policy shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this provision shall be void.

6.     Withholding Taxes. The Company may withhold from any amounts payable under this Policy such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

7.     Section 409A of the Code. Notwithstanding anything herein to the contrary, if at the time of an Executive’s termination of employment with the Company, the Company has determined that the Executive is a “specified employee” as defined in Section 409A of the Code and any severance payments and benefits to the Executive under this Policy are considered a “deferral of compensation” under Section 409A of the Code (the “Deferred Payments”), such

Executive Change in Control Policy

Deferred Payments that are otherwise payable within the first six months following the Termination Date will become payable on the first business day of the seventh month following the Executive’s Termination Date, or if earlier the date of the Executive’s death. In the event that payments under this Policy are deferred pursuant to this Section XI.7, then such payments shall be paid at the time specified in this Section XI.7 without interest. The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section XI.7; provided, however that neither the Company nor any of its employees or representatives shall have any liability to the Executive with respect thereto. Any amount under this Policy that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Policy. Any amounts scheduled for payment hereunder when they are ordinarily paid out or when they are made to other executive officers, will nonetheless be paid to the Executive on or before March 15th of the year following the year when the payment is no longer subject to a substantial risk of forfeiture. For purposes of Section 409A of the Code, the right to a series of installment payments under this Policy shall be treated as a right to a series of separate payments, and references herein to the Executive’s termination of employment shall refer to the Executive’s separation from services with the Company within the meaning of Section 409A of the Code. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Policy does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (y) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

8.     Company Release. As a condition to the Company’s obligations pursuant to this Policy, each Executive agrees to execute a release of claims against the Company (the “Release”), substantially in the form attached hereto as Exhibit A, by the fifty-third (53rd) day following the Executive’s Termination Date. Except in the case of an Executive’s Death or incapacity due to a Disability, if the Company has not received an irrevocable Release by the sixtieth (60th) day following the Termination Date, the Company shall be under no obligation to make payments or provide benefits under this Policy; provided such sixty (60) day period shall be tolled during the pendency of any arbitration proceeding under this Policy. In the event of an Executive’s Death or incapacity due to a Disability, the Company may withhold benefits until the Executive’s estate or legal representative signs an Agreement acceptable to the Policy Administrator which waives claims for additional compensation from the Company. In the event one or more of the provisions of the Release should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of the Release, and the Release shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

9.     Whistleblower Laws and Governmental Investigations. Nothing in this Policy prevents the Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

Executive Change in Control Policy

10.     Foreign Laws. The Committee shall administer the Policy with respect to all Non-US Participants in a manner designed to comply with applicable law while preserving the benefits provided under the Policy and avoiding duplication of benefits.

EXHIBIT A

COMPANY RELEASE

LAM RESEARCH CORPORATION RELEASE

This Release (“Release”) constitutes a binding agreement between you,                      [EMP NAME]                     , Lam Employee No.                      [EE I.D.]            , and Lam Research Corporation (“Lam” or “the Company”). Please review the terms carefully. We advise you to consult with an attorney concerning its terms.

1.    This Release is provided to Lam pursuant to Lam’s Executive Change in Control Policy (the “Policy”). You understand that if you choose not to sign this Release, as provided in the Policy Lam has no obligation to make any payments or provide any benefits provided in the Policy.

2.    You understand that your obligations under the Confidential Information and Invention Assignment Agreement, or similarly titled agreement, you signed at the beginning of your employment with Lam are ongoing and binding and survive the termination of your employment with Lam, regardless of whether you sign this Release.

3.    If you agree to this Release, you will be eligible to receive the payments and benefits provided in the Policy. You must sign and return this Release within fifty-three (53) days, and it must become irrevocable (as discussed in Sections 4.E. and 8 below), within sixty (60) days of your Termination Date (as defined in the Policy). You may, at your discretion, sign and return the Release sooner. You are hereby advised to consider the terms of this Release and consult with an attorney of your choice prior to executing this Release. Lam is under no obligation to pay any amounts or provide any benefits under the Policy until such release is irrevocable. Lam will make such payments and provide such benefits under the Policy as soon as practicable, in accordance with the terms of the Policy and in accordance with IRC Section 409A and accompanying Treasury Regulations (although Lam makes no representation about any specific tax treatment applicable to you). Neither Lam nor the Executive shall have the right to accelerate or defer the delivery of any payments or provision of any benefits except as specifically permitted or required by Section 409A.

4.    In exchange for and in consideration of the payments and benefits provided for in the Policy, you agree to, and agree to abide by, the following terms:

A.

Release. You hereby waive and release, and promise never to assert, any and all claims, except workers compensation or unemployment compensation claims, that you have, or may have at any time, against Lam and its predecessors, subsidiaries, related entities, and their officers, directors, shareholders, agents, attorneys, employees, benefit plans, successors, or assigns (collectively “Released Parties”) at all or, specifically, arising from or related to your employment with Lam and/or the termination of your employment with Lam. These claims include, but are not limited to, all claims arising under federal, state, and/or local statutory or common law, including, but not limited to, claims of wrongful or constructive discharge or demotion, breach of contract (written, oral or implied), breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act (or comparable provision under any other state’s law), the Equal Pay Act of 1963, California Labor Code Section 1197.5 (or comparable provision under any other state’s law), the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act (OWBPA), the Americans with Disabilities Act (ADA), the Civil Rights Act of 1866, the Family and Medical Leave Act (FMLA), the Worker Adjustment and Retraining Notification (WARN) Act, California Labor Code Section 1400 et seq., and any other laws, regulations, or ordinances relating to employment or employment discrimination, and the laws of contract and tort, to the full extent permitted by law. You are, through this Release, releasing the Company from any and all claims you may have against the Company, including claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq. (ADEA) with the exception of (i) your right to receive the payments provided for in, or to enforce, the Policy and (ii) any claims you may have pursuant to any written agreement, the Company’s certificate of incorporation or bylaws, or as mandated by statute, to indemnification as a director or officer of the Company; further, rights or claims under the Age Discrimination in Employment Act that may arise after the date this Release is executed are not waived.

September 8, 2020

Executive understands and agrees that Executive is waiving the right to any monetary recovery in connection with any complaint or charge that Executive may file with an administrative agency, except with respect to any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002.

B.

Release of Unknown Claims. You agree to waive and release and promise never to assert any claims or potential claims that you might have against the Released Parties, whether or not you know or might have reason to know of such claims or potential claims or of the facts potentially giving rise to any such claims or potential claims. Specifically, you agree to waive, and by executing this Release do waive, your rights under section 1542 of the Civil Code of California, or comparable provision of another state’s law, which states:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

C.

Acknowledgment of 21-Day Consideration Period: If you are 40 years of age or older, you acknowledge and agree that you have been given at least 21 days to consider the terms of this Release before signing it1. You knowingly and voluntarily waive the remainder of the 21-day consideration period, if any, following the date (as indicated below) you sign this Release. You affirm that you have not been asked by the Company to shorten your time period for consideration of whether to sign this Release. You affirm that the Company has not threatened to withdraw or alter the payments or benefits due to you prior to the expiration of the 21-day period nor has the Company provided different terms to you because you have decided to sign this Release prior to the expiration of the 21-day consideration period. You understand that by your having waived some portion of the 21-day consideration period, the Company may expedite the processing of some of the payments or benefits provided to you in reliance upon your signing this Release.

D.

No Re-Start of Consideration Period: You agree that any changes to this Release or to the payments or benefits and terms offered or that may be offered to you after your initial receipt of this Release, whether any such changes (individually or collectively) are material or immaterial, do not and shall not restart the running of the consideration period.

E.

Right to Revoke: You understand that if you sign this Release, you can change your mind and revoke it within seven days after signing it by returning it with written revocation notice to the Company in the manner described in the notice provision of the Policy. You understand that the release and waiver set forth above will not be effective until after this seven-day period has expired.

F.

Binding Agreement: You understand that following the seven-day revocation period, this Release will be final and binding. You promise that you will not pursue any claim that you have settled by this Release. If you break this promise, you agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims, except this promise not to sue does not apply to claims that you may have under the OWBPA and the ADEA. Although you are releasing claims that you may have under the OWBPA and the ADEA, you understand that you may challenge the knowing and voluntary nature of this release under the OWBPA and the ADEA before a court, the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), or any other federal, state or local agency charged with the enforcement of any employment laws. You understand, however, that if you pursue a claim against the Company under the OWBPA and/or the ADEA, a court has the discretion to determine whether the Company is entitled to restitution, recoupment, or set off (hereinafter “reduction”) against a monetary award obtained by you in the court proceeding. A reduction never can exceed the amount you recover, or the consideration you received for signing this Release, whichever is less. You also recognize that the Company may be

[1]	Insert 45 day Consideration Period in circumstances required by law.

entitled to recover costs and attorney’s fees incurred by the Company as specifically authorized under applicable law. You further understand that nothing in this Release generally prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this Release you are waiving your right to individual relief based on claims asserted in such a charge or complaint. Nothing in this Release shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local laws, such as claims for workers compensation or unemployment benefits.

G.

Authorization for Deductions from Paychecks and Other Payments. You hereby authorize Lam to deduct and withhold from your paychecks and from any other payments of cash compensation due to you, from the date of this Release forward, any and all amounts you may, from time to time, owe to Lam for any reason, including (without limitation) loans or advances to you, reimbursement of paid but unvested signing or relocation bonuses, amounts due under a promissory note, taxes or tax withholding paid or to be paid by Lam on your behalf. If you owe Lam monies as documented in a promissory note or other written agreement, the repayment terms of that document will apply.

H.

Confidentiality of Terms of this Release. You agree not to disclose to any other person or entity any information regarding the terms of this Release, or the fact of its existence, or the amounts of any payments or benefits made to or provided to you, except that you may disclose such information to your immediate family (spouse, children, or parents), attorney, accountant, or other professional advisor to whom you must make the disclosure in order for such person to render professional services to you, or as you otherwise may be compelled by law. You will instruct any such persons to whom you make such disclosures, however, to maintain the confidentiality of such information, consistent with your obligations to maintain its confidentiality hereunder.

I.

Non-Solicitation. You agree, for the period extending six (6) months after your Termination Date (as defined in the Policy), that you will not directly induce or attempt to influence any employee of the Company to leave its employ and join any company, business, agency, partnership or entity engaged in a business competitive with the Company in or within 50 miles of Fremont, California. You agree that the Company would suffer an irreparable injury if you were to breach the covenant contained in this section and that the Company would by reason of such breach or threatened breach be entitled to injunctive relief in a court of appropriate jurisdiction, and you hereby stipulate to the entering of such injunctive relief prohibiting you from engaging in such breach. If any of the restrictions contained in this section shall be deemed to be unenforceable by reason of the extent, duration or geographical scope or other provisions thereof, then the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provisions hereof (but only to the extent necessary to render such restrictions enforceable) and then enforce this section in its reduced form for all purposes in the manner contemplated hereby.

J.

Non-Disparagement. You hereby agree that you will not disparage, criticize, slander, or libel Lam or any of its products, technologies, policies, actions, employees, officers, or agents, to any third party or person, including without limitation any supplier, customer, or prospective customer or business partner of Lam.

K.

Excise Tax on Payments. To the extent the Company determines that any payment by the Company to or for your benefit would be subject to the excise tax imposed by Section 4999 of the Code or any comparable federal, state, or local excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”) and that you would receive a greater after-tax benefit by receiving, in lieu of the full severance amount, a lesser amount that does not trigger the Excise Tax, you hereby agree that you will not challenge the Company’s determination as described above, and you further agree that you will not challenge the amount so determined by the Company as providing the greater after-tax benefit to you.

5.    To accept this Release, please sign and date it below and provide it to the Company in the manner described in the notice provision of the Policy. If your Release is not executed and returned within 53 days and irrevocable within 60 days from the Termination Date (as defined in the Policy), the offer of the payments and benefits described in the Policy shall automatically expire and this offer shall be deemed revoked.

6.    In the event that you breach any of your obligations under this Release or as otherwise imposed by law, Lam will be entitled to recover the payments and benefits paid under the Policy and to obtain all other relief provided by law or equity. Lam’s rights and remedies arising hereunder are cumulative of any and all other rights or remedies Lam may have in the event of a breach of this Release by you.

7.    By signing this Release, you acknowledge that you have had the opportunity to review this Release carefully with an attorney of your choice concerning its terms and effect, and that the waivers, settlement, and releases made herein are knowing, voluntary, informed, and consensual.

8.    You understand that once you have signed this Release, you have an additional seven (7) days to revoke your acceptance by submitting a written notice of your revocation to the Company in the manner described in the notice provision of the Policy. If you do not revoke your acceptance within seven (7) days of your acceptance, the Release will be deemed effective, binding and enforceable. Please note that this means your executed Release must be received by the Chief Legal Officer of the Company, within 53 days of Termination Date (as defined in the Policy) or the Company shall be under no obligation to make the payments or provide the benefits under the Policy.

9.    This Release shall be construed and enforceable in all respects pursuant to California law, notwithstanding conflict of laws considerations or the preference, policy or law of any other jurisdiction or forum. Any dispute or action arising from or related to this Release shall be brought in federal or California state court located in the County of Santa Clara, California, and in no other jurisdiction or venue. The invalidity or unenforceability of any provision(s) of this Release shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

I, THE UNDERSIGNED, HAVE BEEN ADVISED IN WRITING THAT I HAVE HAD AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE AND TO CONSULT WITH AN ATTORNEY CONCERNING ITS TERMS AND EFFECT PRIOR TO EXECUTING THIS RELEASE.

I, THE UNDERSIGNED, HAVE READ THIS RELEASE, UNDERSTAND ITS TERMS, AND UNDERSTAND THAT I ENTER THIS RELEASE INTENDING TO AND DO WAIVE, SETTLE AND RELEASE ALL CLAIMS I HAVE OR MIGHT HAVE AGAINST LAM RESEARCH CORPORATION TO THE FULL EXTENT PERMITTED BY LAW. I SIGN THIS RELEASE VOLUNTARILY AND KNOWINGLY.

ACKNOWLEDGED, UNDERSTOOD AND AGREED	ON BEHALF OF LAM RESEARCH CORPORATION:

[EMP NAME]	Mary Hassett
Senior Vice President, Global Human Resources

Date:	Date: